UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ViewCast.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2528700

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17300 Dallas Parkway, Suite 2000, Dallas, TX	75248

(Address of Principal Executive Offices)	(Zip Code)

ViewCast.com, Inc.
1995 Director Option Plan

(Full title of the plan)

Mr. George C. Platt
Chief Executive Officer
ViewCast.com, Inc.
17300 Dallas Parkway, Suite 2000
Dallas, TX 75248
(972) 488-7200

Copy to:
Matthew Dyckman, Esq.
Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue N.W., Suite 800
Washington, D.C. 20006
(202) 347-8400

(Name, address and telephone number, including area code, of agent for service)

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class Of	Amount To Be	Offering Price	Aggregate Offering	Amount of
Securities To Be Registered	Registered (1)	Per Share (2)	Price	Registration Fee
Common Stock	250,000 shares	$0.33	$82,500.00	$10.45

Notes:

1.	This registration statement (“Registration Statement”) is being filed for purposes of registering 250,000 shares of common stock of VewCast.com, Inc. (“ViewCast”) par value $.0001 per share, reserved for the issuance of awards granted pursuant to the ViewCast.com, Inc. 1995 Director Option Plan, as amended (“Plan”). In addition to the shares being registered hereunder, this Registration Statement also covers an undetermined number of shares of common stock of ViewCast that, by reason of certain events specified in the Plan, may become issuable under the Plan.

2.	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, shares that may be granted as restricted stock or acquired through the exercise of options granted in the future are deemed to be offered at $0.33 per share, the average of the bid and ask prices of ViewCast common stock at the close of the day on September 16, 2004 as reported on the Over-the-Counter (OTC) Bulletin Board.

Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX
Opinion of Thacher Proffitt & Wood LLP
1995 Director Option Plan Amendment No.2
Consent of Grant Thornton LLP

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

EXPLANATORY NOTE

     Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference, Registration Statement No. 333-63799 including all attachments and exhibits thereto, on Form S-8, which was filed for ViewCast’s 1993 Viewpoint Stock Plan, the 1994 Stock Option Plan, 1995 Stock Option Plan, and the 1995 Director Stock Plan (the “Plans”) with the Securities and Exchange Commission on September 18, 1998 and the amendment thereto filed with the Securities and Exchange Commission on October 16, 2000.

     The 1995 Director Option Plan has been amended to increase the shares available for issuance from 250,000 to 500,000, for a total increase of 250,000 shares. Shareholders of ViewCast approved the increase in shares for the 1995 Director Option Plan on September 18, 2002. See Exhibit 10.1 to this Form S-8 for Amendment No. 2 to the 1995 Director Option Plan.

Item 8. Exhibits.

     See the Exhibit Index.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 17, 2004.

ViewCast.com, Inc.
By:	/s/ George C. Platt
George C. Platt
President and Chief Executive Officer (principal executive officer)

By:	/s/ Laurie L. Latham
Laurie L. Latham
Chief Financial Officer and Sr.Vice President of Finance and Administration (principal accounting officer)

     Pursuant to the requirements of the Securities Act 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ George C. Platt George C. Platt	Director, President and Chief Executive Officer (principal executive officer)	September 17, 2004
/s/ Laurie L. Latham Laurie L. Latham	Chief Financial Officer and Senior Vice President of Finance and Administration (principal accounting officer)	September 17, 2004
/s/ H.T. Ardinger, Jr. H.T. Ardinger, Jr.	Chairman of the Board	September 17, 2004
/s/ Joseph W. Autem Joseph W. Autem	Director	September 17, 2004
/s/ David A. Dean David A. Dean	Director	September 17, 2004

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EXHIBIT INDEX

Exhibit
Number
5	Opinion of Thacher Proffitt & Wood LLP

10.1	1995 Director Option Plan Amendment No.2

23.1	Consent of Thacher Proffitt & Wood LLP (contained in opinion filed as Exhibit 5).

23.2	Consent of Grant Thornton LLP

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